Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Energy Transfer Partners, L.P. of our reports dated February 27, 2015, with respect to the consolidated financial statements (not presented separately therein) and the effectiveness of internal control over financial reporting of Sunoco LP, included in Energy Transfer Partners, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

April 30, 2015